Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of CardConnect Corp. on Form S-1 including Post-Effective Amendment No. 1 on Form S-3 (File No. 333-213327), Form S-8 (File No. 333-214736), Form S-8 (File No. 333-213954), Form S-4, including Post-Effective Amendment No. 1 to Form S-4 on Form S-8 and Post-Effective Amendment No. 2 to Form S-4 on Form S-3 (File No. 333-211139), and Form S-4MEF (File No. 333-212484) of our report dated March 29, 2017 with respect to our audit of the financial statements of MertzCo, Inc. as of and for the year ended December 31, 2016, which report is included in this Current Report on Form 8-K of CardConnect Corp. filed on April 7, 2017.

/s/ Mueller & CO., LLP

Mueller & CO., LLP

Chicago, IL

April 7, 2017